Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-95839 of Great-West Life & Annuity Insurance Company on Form S-3 of our report dated March 30, 2007, relating to the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company appearing in the Annual Report on Form 10-K of Great-West Life & Annuity Insurance Company for the year ended December 31, 2006, and to the reference to us under the headings “Condensed Financial Information” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado

April 13, 2007